PRESS RELEASE

FOR FURTHER INFORMATION:


At the Company:                         At the Financial Relations Board:
Elaine Bacon                            Bill Schmidle, Analyst Inquiries
513-489-5400                            312-640-6753
shinfo@cnmw.com                         Karl Plath, General Inquiries
                                   					312-640-6738



FOR IMMEDIATE RELEASE

Cincinnati Microwave Appoints Stump as Interim CFO

Cincinnati, OH, July 3, 1996 -- Cincinnati Microwave, Inc. (Nasdaq:CNMW) today announced that Kurt H. Stump has been named interim vice president and chief financial officer, effective
immediately.   Stump replaces Craig V. Wolf, who has resigned.

	"We are very pleased to have Kurt on board as part of the new management team of Cincinnati Microwave," said Erika Williams, president and chief executive officer. "His experience in establishing financial controls and obtaining funding, as well as his background in retailing, will be of great benefit to us as we work to restore the company's financial health." Williams added that "the company wishes Mr. Wolf success in his future endeavors and thanks him for his contributions."

	Stump, 46, joins Cincinnati Microwave from Future Healthcare, Inc. where he has served as executive vice president and chief financial officer since August 1995. From 1994 to 1995, he was senior vice president and chief financial officer of Omnicare, Inc. and from 1990 to 1994 he was vice president, finance and chief financial officer of 84 Lumber Company. Between 1981 and 1990, Stump served as controller for several companies in the retailing industry. Prior to that time, he held a variety of positions of increasing responsibility with Price Waterhouse.
Stump obtained a Bachelor of Arts in Business and Economics from Manchester College and is a certified public accountant.

	Cincinnati Microwave designs, manufactures and markets ultrahigh frequency and microwave wireless communications products. The company's product lines include radar warning devices, digital spread spectrum cordless telephones and wireless data modems for use on the Cellular Digital Packet Data (CDPD) network. The company's products combine its experience in ultrahigh frequency and microwave wireless technology, including digital signal processing, with its high volume manufacturing capabilities.

	The company markets its products both under the ESCORT brand name through direct advertising and as an Original Equipment
Manufacturer (OEM) supplier. The company's strategy for entering new markets is to align with companies that have established sales leadership and market positions. This strategy is designed to provide broader access to the end user.
The company produces digital spread spectrum telephones for several leading marketers of consumer telephones. The company's common stock is traded on the Nasdaq National Market System under the symbol CNMW.

	Additional information on the company, its products and markets can be obtained from the Company's world wide web site:
http://www.cnmw.com/welcome.htm.  Information about Cincinnati
Microwave also is available, free of charge via fax, by dialing
1-800-PRO-INFO and using ticker symbol CNMW.